Filed Pursuant to Rule 433

Registration No. 333-193879

August 7, 2014

PRICING TERM SHEET

Pacific Gas and Electric Company

3.40% Senior Notes due August 15, 2024

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	A3 / BBB / A-

Principal Amount:	$350,000,000

Trade Date:	August 7, 2014

Settlement Date:	August 18, 2014 (T+7)

Maturity Date:	August 15, 2024

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2015

Coupon:	3.40%

Price to Public:	99.925%

Benchmark Treasury:	2.50% due May 15, 2024

Benchmark Treasury Yield:	2.429%

Spread to Benchmark Treasury:	+98 basis points

Yield to Maturity:	3.409%

Optional Redemption:

At any time prior to May 15, 2024 (the date that is three months prior to the maturity date), Pacific Gas and Electric Company may, at its option, redeem the 3.40% Senior Notes in whole or in part at a redemption price equal to the greater of:

•   100% of the principal amount of the 3.40% Senior Notes to be redeemed; or

•   as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 3.40% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date), calculated as if the maturity date of such notes was May 15, 2024 (the date that is three months prior to the maturity date), discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 15 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after May 15, 2024, Pacific Gas and Electric Company may redeem the 3.40% Senior Notes, in whole or in part, at 100% of the principal amount of the 3.40% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Concurrent Debt Offering	4.75% Senior Notes due 2044

CUSIP / ISIN:	694308 HK6 / US694308HK65

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC Wells Fargo Securities, LLC

Co-Managers:	SMBC Nikko Securities America, Inc. TD Securities (USA) LLC The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1 (800) 294-1322, (ii) Goldman, Sachs & Co., toll free at 1-866-471-2526, (iii) RBC Capital Markets, LLC, toll free at 1-866-375-6829 and (iv) Wells Fargo Securities, LLC, toll free at 1-800-326-5897.

Filed Pursuant to Rule 433

Registration No. 333-193879

August 7, 2014

PRICING TERM SHEET

Pacific Gas and Electric Company

4.75% Senior Notes due February 15, 2044

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	A3 / BBB / A-

Principal Amount:

$225,000,000

The 4.75% Senior Notes due February 15, 2044 will be part of the same series of notes as the $450,000,000 principal amount of 4.75% Senior Notes due February 15, 2044 offered and sold by the prospectus supplement dated February 18, 2014 and the accompanying prospectus.

Trade Date:	August 7, 2014

Settlement Date:	August 18, 2014 (T+7)

Maturity Date:	February 15, 2044

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2015

Coupon:	4.75%

Price to Public:	106.042% (plus accrued interest of $89,062.50 for the period from and including August 15, 2014 to but excluding the date of delivery)

Benchmark Treasury:	3.625% due February 15, 2044

Benchmark Treasury Yield:	3.230%

Spread to Benchmark Treasury:	+115 basis points

Yield to Maturity:	4.380%

Optional Redemption:

At any time prior to August 15, 2043, Pacific Gas and Electric Company may, at its option, redeem the 4.75% Senior Notes in whole or in part at a redemption price equal to the greater of:

•   100% of the principal amount of the 4.75% Senior Notes to be redeemed; or

•   as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 4.75% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after August 15, 2043, Pacific Gas and Electric Company may redeem the 4.75% Senior Notes, in whole or in part, at 100% of the principal amount of the 4.75% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Concurrent Debt Offering	3.40% Senior Notes due 2024

CUSIP / ISIN:	694308HH3 / US694308HH37

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC Wells Fargo Securities, LLC

Co-Managers:	SMBC Nikko Securities America, Inc. TD Securities (USA) LLC The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1 (800) 294-1322, (ii) Goldman, Sachs & Co., toll free at 1-866-471-2526, (iii) RBC Capital Markets, LLC, toll free at 1-866-375-6829 and (iv) Wells Fargo Securities, LLC, toll free at 1-800-326-5897.

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